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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference therein of our report dated December 16, 1999, with respect to the consolidated financial statements of Hovnanian Enterprises, Inc. included in its Annual Report (Form 10-K) for the year ended October 31, 1999 filed with the Securities and Exchange Commission in the Joint Proxy Statement of Hovnanian Enterprises, Inc. and Washington Homes, Inc. that is made a part of the Registration Statement (Form S-4) and Prospectus of Hovnanian Enterprises, Inc. for the registration of 7,298,094 shares of Hovnanian's Class A common stock.


/s/ Ernst & Young LLP

New York, New York
December 13, 2000